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                                                                      Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
General Electric Capital Corporation:


We consent to the incorporation by reference in Amendment No. 3 to the Registration Statement on Form S-3 of General Electric Capital Corporation (the "Corporation") dated March 17, 2005 (the "Registration Statement") of our report dated February 11, 2005, relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2004 and 2003, and the related statements of earnings, changes in shareowner's equity and cash flows for each of the years in the three-year period ended December 31, 2004 (the "consolidated financial statements"), and the related schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which report appears in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004. As discussed in Note 1 to the consolidated financial statements, the Corporation in 2004 and 2003 changed its method of accounting for variable interest entities and in 2002 changed its method of accounting for goodwill and other intangible assets.


We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP
Stamford, Connecticut
March 17, 2005